The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PRICING SUPPLEMENT
Subject To Completion, dated March 1, 2023
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-261476
(To Product Supplement No. WF-1 dated August 29, 2022,
Prospectus Supplement dated December 29, 2021
and Prospectus dated December 29, 2021)

The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities
Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
■      Linked to the common stock of Moderna, Inc. (the “Underlying Stock”)
■      Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity.  Instead, the securities provide for a maturity payment amount that may be greater than or less than the face amount of the securities, depending on the performance of the Underlying Stock from the starting price to the ending price. The maturity payment amount will reflect the following terms:
■      If the price of the Underlying Stock increases, remains unchanged or decreases, but the decrease is not more than 40%, you will receive the face amount plus a contingent fixed return of at least 18% (to be determined on the pricing date) of the face amount.
■      If the price of the Underlying Stock decreases by more than 40%, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price, and you will lose more than 40%, and possibly all, of the face amount of your securities
■      Investors may lose a significant portion or all of the face amount
■      Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending price of the Underlying Stock significantly exceeds the starting price; you will not participate in any appreciation of the Underlying Stock beyond the contingent fixed return
■      All payments on the securities are subject to the credit risk of The Bank of Nova Scotia (the “Bank”)
■      No periodic interest payments or dividends
■      No exchange listing; designed to be held to maturity

If the securities priced today, the estimated value of the securities as determined by the Bank would be between $926.04 (92.604%) and $956.04 (95.604%) per security. See “The Bank's Estimated Value of the Securities” in this pricing supplement for additional information.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page P-8 herein and “Risk Factors” beginning on page PS-3 of the accompanying product supplement, beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
Scotia Capital (USA) Inc., our affiliate, will purchase the securities from the Bank for distribution to other registered broker dealers including Wells Fargo Securities, LLC (“WFS”) or will offer the securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in securities after their initial sale. If you are buying securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, the final pricing supplement to which this pricing supplement relates may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The securities are senior unsecured debt obligations of the Bank, and, accordingly, all payments are subject to credit risk. The securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Original Offering Price	Agent Discount(1)	Proceeds to The Bank of Nova Scotia(2)
Per Security	$1,000.00	$25.75	$974.25
Total
(1)
Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate face amount of the securities and as part of the distribution, will sell the securities to WFS at a discount of up to $25.75 (2.575%) per security. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 (1.75%) per security, and WFA will receive a distribution expense fee of $0.75 (0.075%) per security for securities sold by WFA. In respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Terms of the Securities—Agents” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for additional information.

(2)
Excludes any profits from hedging. For additional considerations relating to hedging activities see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Scotia Capital (USA) Inc.	Wells Fargo Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Terms of the Securities

Issuer:	The Bank of Nova Scotia (the “Bank”).
Market Measure:	Common stock of Moderna, Inc. (the “Underlying Stock”).
Pricing Date*:	March 16, 2023.
Issue Date*:	March 21, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Calculation Day*:	March 21, 2024, subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”
Stated Maturity Date*:	March 28, 2024, subject to postponement. The securities are not subject to redemption by the Bank or repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:
•     if the ending price is greater than or equal to the threshold price:
$1,000 + the contingent fixed return
•     if the ending price is less than the threshold price:

$1,000 + ($1,000 × underlying stock return)

If the ending price is less than the threshold price, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price and will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Underlying Stock Return:	The “underlying stock return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Stock Closing Price:
Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:	$ , the stock closing price of the Underlying Stock on the pricing date.
Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the calculation day.
Contingent Fixed Return:
The “contingent fixed return” will be determined on the pricing date and will be at least 18% of the face amount per security (at least $180.00 per security). As a result of the contingent fixed return, any positive return on the securities at maturity will be limited to 18% of the face amount per security. The contingent fixed return is payable only if the ending price is greater than or equal to the threshold price.

Threshold Price:	$ , which is equal to 60% of the starting price.
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.
For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024 result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Material Tax Consequences:
For a discussion of Canadian income tax considerations to a holder of owning the securities, see “Canadian Income Tax Consequences” herein. For a discussion of United States federal income tax considerations to a holder's ownership and disposition of the securities, see “U.S. Federal Income Tax Consequences” herein.

Tax Redemption:
The Bank (or its successor) may redeem the securities, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the securities. See “Tax Redemption” in the accompanying product supplement.

Agents:
Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.
Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate face amount of the securities and as part of the distribution, will sell the securities to WFS at a discount of up to $25.75 (2.575%) per security. WFS will provide selected dealers, which may include WFA, with a selling concession of up to $17.50 (1.75%) per security, and WFA will receive a distribution expense fee of $0.75 (0.075%) per security for securities sold by WFA.
In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
See also “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The price at which you purchase the securities includes costs that the Bank, the Agents or their respective affiliates expect to incur and profits that the Bank, the Agents or their respective affiliates expect to realize in connection with hedging activities related to the securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the securities. As a result, you may experience an immediate and substantial decline in the market value of your securities on the pricing date. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Status:
The securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Listing:	The securities will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Canadian Bail-in:	The securities are not bail-inable debt securities under the CDIC Act
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	06417YES4 / US06417YES46
*
To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Additional Information about the Issuer and the Securities
You should read this pricing supplement together with product supplement No. WF-1 dated August 29, 2022, the prospectus supplement dated December 29, 2021 and the prospectus dated December 29, 2021 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus. In the event of any conflict, this pricing supplement will control. The securities may vary from the terms described in the accompanying product supplement, prospectus supplement and prospectus in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement No. WF-1 dated August 29, 2022:
http://www.sec.gov/Archives/edgar/data/0000009631/000114036122031241/brhc10041338_424b2.htm
•	Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
•	Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Estimated Value of the Securities
The Bank's estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Bank's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Bank's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates.”
The Bank's estimated value of the securities will be lower than the original offering price of the securities because costs associated with selling, structuring and hedging the securities are included in the original offering price of the securities . These costs include the selling commissions paid to the Agents and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Bank's Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities” in this pricing supplement.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
•	seek a contingent fixed return of at least 18% of the face amount (to be determined on the pricing date) if the ending price is greater than or equal to the threshold price;
•
understand that if the ending price has declined by more than 40% from the starting price, they will be fully exposed to the decline in the Underlying Stock from the starting price and will lose more than 40%, and possibly all, of the face amount at stated maturity;

•	understand that any positive return they will receive at maturity will be limited to the contingent fixed return, regardless of the extent to which the ending price exceeds the starting price;
•	understand and are willing to accept the full downside risks of the Underlying Stock;
•	are willing to forgo interest payments on the securities and dividends on the Underlying Stock; and
•	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
•	require full payment of the face amount of the securities at stated maturity;
•
are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

•	are unwilling to accept the risk that the ending price of the Underlying Stock on the calculation day may decline by more than 40% from the starting price;
•	seek current income over the term of the securities;
•	seek exposure to the Underlying Stock but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
•	are unwilling to accept the risk of exposure to the Underlying Stock;
•	are unwilling to accept the credit risk of the Bank; or
•	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Securities Generally
If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.
We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price of the Underlying Stock relative to the starting price and the other terms of the securities. Because the price of the Underlying Stock will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the ending price is less than the threshold price, the maturity payment amount will be reduced by an amount equal to the decline in the price of the Underlying Stock from the starting price (expressed as a percentage of the starting price). The threshold price for the Underlying Stock is 60% of the starting price. For example, if the Underlying Stock on the calculation day has declined by 40.1% from the starting price to the ending price, you will not receive any benefit of the contingent downside protection feature and you will lose 40.1% of the face amount. As a result, you will not receive any protection if the price of the Underlying Stock on the calculation day declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities.  However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities.  You should review the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences”.
Your Return Will Be Limited To The Contingent Fixed Return And May Be Lower Than The Return On A Direct Investment In The Underlying Stock.
The opportunity to participate in any increase in the price of the Underlying Stock through an investment in the securities will be limited because any positive return on the securities will not exceed the contingent fixed return. Therefore, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of the Underlying Stock.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
Your Investment Is Subject To The Credit Risk Of The Bank.
The securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, product supplement and prospectus supplement, the securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including the maturity payment amount, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities. If you sell the securities prior to maturity, you may receive substantially less than the face amount of your securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original offering price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original offering price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.
WFS has advised us that if it or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024 it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.
The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
The Bank's estimated value is only an estimate using several factors. The original offering price of the securities will exceed the Bank's estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.
The Bank's estimated value of the securities is determined by reference to the Bank's internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your securities. Different pricing models and assumptions could provide valuations for securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy securities from you in secondary market transactions. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
Your securities may trade quite differently from the performance of the Underlying Stock. Changes in the price of the Underlying Stock may not result in a comparable change in the market value of your securities. We discuss some of the reasons for this disparity under “— The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” herein.
The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.
The price at which the securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Underlying Stock over the full term of the security, (ii) volatility of the price of the Underlying Stock and the market's perception of future volatility of the price of the Underlying Stock, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the Underlying Stock and (vi) time remaining to maturity. In particular, because the provisions of the securities relating to the maturity payment amount behave like options, the value of the security will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated price of the Underlying Stock and other relevant factors, the market value of the securities may decrease and you may receive substantially less than 100.00% of the original offering price if you sell your securities prior to maturity.
The Securities Lack Liquidity.
The securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Risks Relating To The Underlying Stock
The Securities Will Be Subject To Single Stock Risk.
The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Any Payments On The Securities Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Hedging Activities And Conflicts Of Interest
A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.
If any dealer participating in the distribution of the securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•
Hedging Activities By The Bank And/Or the Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

•	Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.
•
The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Underlying Stock Or Held By A Fund.

•	Other Investors In The Securities May Not Have The Same Interests As You.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating to Canadian and U.S. Federal Income Taxation
The Tax Consequences Of An Investment In The Securities Are Unclear.
Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.
Hypothetical Contingent Fixed Return:	18.00% or $180.00 per security (based on the minimum possible contingent fixed return specified herein)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$60.00 (60% of the hypothetical starting price)

Hypothetical Payout Profile

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Hypothetical Returns
Hypothetical ending price	Hypothetical underlying stock return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,180.00	18.00%
$175.00	75.00%	$1,180.00	18.00%
$150.00	50.00%	$1,180.00	18.00%
$140.00	40.00%	$1,180.00	18.00%
$130.00	30.00%	$1,180.00	18.00%
$120.00	20.00%	$1,180.00	18.00%
$118.00	18.00%	$1,180.00	18.00%
$110.00	10.00%	$1,180.00	18.00%
$100.00	0.00%	$1,180.00	18.00%
$90.00	-10.00%	$1,180.00	18.00%
$80.00	-20.00%	$1,180.00	18.00%
$70.00	-30.00%	$1,180.00	18.00%
$60.00	-40.00%	$1,180.00	18.00%
$59.00	-41.00%	$590.00	-41.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	The underlying stock return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Hypothetical Examples
Example 1. The maturity payment amount is greater than the face amount and reflects a return equal to the contingent fixed return, which is greater than the percentage increase in the price of the Underlying Stock from the starting price to the ending price:
Hypothetical starting price:	$100.00
Hypothetical ending price:	$110.00
Hypothetical threshold price:	$60.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	10.00%
Because the hypothetical ending price is greater than the hypothetical threshold price, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return.
On the stated maturity date you would receive $1,180.00 per security.
Example 2. The maturity payment amount is greater than the face amount and reflects a return equal to the contingent fixed return, which is less than the percentage increase in the price of the Underlying Stock from the starting price to the ending price:
Hypothetical starting price:	$100.00
Hypothetical ending price:	$150.00
Hypothetical threshold price:	$60.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	50.00%
Because the hypothetical ending price is greater than the hypothetical threshold price, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return. Even though the Underlying Stock increased by 50% from the starting price to the ending price in this example, your return is limited to the contingent fixed return of 18%.
On the stated maturity date you would receive $1,180.00 per security.
Example 3. The ending price is less than the starting price but is greater than the threshold price, and the maturity payment amount is greater than the face amount:
Hypothetical starting price:	$100.00
Hypothetical ending price:	$95.00
Hypothetical threshold price:	$60.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-5.00%
Because the hypothetical ending price is less than the hypothetical starting price, but is not less than the hypothetical threshold price, the maturity payment amount per security would be equal to the face amount of $1,000 plus the contingent fixed return.
On the stated maturity date you would receive $1,180.00 per security.
Example 4. The ending price is less than the threshold price, and the maturity payment amount is less than the face amount:
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$60.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-50.00%
Because the hypothetical ending price is less than the hypothetical starting price by more than 40%, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:
$1,000 + ($1,000 × underlying stock return )
$1,000 + ( $1,000 × -50.00%)
= $500.00
On the stated maturity date you would receive $500.00 per security.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
The Underlying Stock
According to publicly available information, Moderna, Inc. (“Moderna”) operates as a clinical stage biotechnology company and focuses on the discovery and development of messenger RNA therapeutics and vaccines. Information filed by Moderna with the SEC can be located by reference to its SEC file number: 001-38753, or its CIK Code: 0001682852. Moderna’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MRNA” and commenced trading on December 7, 2018. Accordingly, the common stock of Moderna has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of a common stock with a more established record of performance. The future performance of the common stock of Moderna cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
Historical Information
We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification.
The following graph sets forth daily closing prices of the Underlying Stock for the period from December 7, 2018 to February 23, 2023. The closing price on February 23, 2023 was $147.57. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the securities.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the Underlying Stock on the calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

Market Linked Securities—Contingent Fixed Return and Contingent Downside Principal at Risk Securities Linked to the common stock of Moderna, Inc. due March 28, 2024
Canadian Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the accompanying prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.
U.S. Federal Income Tax Consequences
You should carefully review the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson, LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.
Due to the absence of statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities, no assurance can be given that the Internal Revenue Service (“IRS”) or a court will agree with the tax treatment described herein. Pursuant to the terms of the securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the Underlying Stock. The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance.  In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative tax treatments of the securities and potential changes in applicable law.
Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA, each as discussed below, a non-U.S. holder should generally not be subject to U.S. withholding tax with respect to payments on the securities or to generally applicable information reporting and backup withholding requirements with respect to payments on the securities if the non-U.S. holder complies with certain certification and identification requirements as to their non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the Underlying Stock would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations, as modified by Notice 2020-2, provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2017 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued before January 1, 2025.
Based on our determination that the securities are not “delta-one” with respect to the Underlying Stock, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.